Exhibit 99.2

Trex Company

Second Quarter 2026 Earnings Conference Call

Tuesday, August 04, 2026, 08:00 AM ET

CORPORATE PARTICIPANTS

Adam Zambanini--President and Chief Executive Officer

Prithvi Gandhi--Senior Vice President and Chief Financial Officer

Lee Coker-- Vice President, Corporate Development and Investor Relations

PRESENTATION

Operator

Good day, and welcome to the Trex Company Second Quarter 2026 Earnings Conference Call. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Lee Coker, Vice President, Corporate Development and Investor Relations. Please go ahead.

Lee Coker

Good morning, everyone, and thank you for joining us today to discuss our second quarter results and outlook. With us on the call are Adam Zambanini, President and Chief Executive Officer; and Prith Gandhi, Senior Vice President and Chief Financial Officer.

The company issued a press release earlier this morning containing financial results for the second quarter 2026, a copy of which is available on the company's website. This conference call is also being webcast and will be available on the Investor Relations page of the company's website for 30 days.

Before we begin, let me remind everyone that statements on this call regarding the company's expected future performance and conditions constitute forward-looking statements within the meaning of federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q as well as our other filings with the SEC. Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

I will now turn the call over to Adam. Adam?

Adam Zambanini

Thank you, Lee, and good morning, everyone. As Lee mentioned, we pre-released our second quarter net sales and adjusted EBITDA results earlier this month, so I won't spend much time recapping the numbers. The key takeaway is straightforward. We delivered an excellent quarter with net sales well above expectations, driven by strong execution and strengthening of end market demand. Importantly, that growth was broad-based across our product portfolio, channels and price points.

We are particularly encouraged by the momentum we saw as the quarter progressed. Demand accelerated through May and June, supported by strong sell-through activity across the portfolio, and those trends have continued into the third quarter. That performance, combined with our strong execution and improved visibility gave us the confidence to raise our full year guidance and increase our planned share repurchases for the remainder of the year.

We also generated strong free cash flow during the quarter, allowing us to reduce debt and return capital to shareholders through share repurchases. Reflecting our confidence in both the business and our long-term outlook, we plan to repurchase up to an additional $150 million of shares during the balance of the year.

While our sales performance was exceptionally strong, profitability reflected the pace at which demand accelerated during the quarter, along with several strategic choices that supported our long-term growth objectives. First, growth was particularly strong in railing and our entry-level decking products.

We view this as a positive development, underscoring the growing consumer engagement across the product portfolio and successful execution of our wood conversion strategy. Although the mix moderated consolidated gross margin, it meaningfully accelerated revenue growth and enhances the scale of our long-term value creation opportunity.

Second, we continued investing in branding, talent and organizational capabilities consistent with our strategy and our expectation to spend approximately 18% of sales on SG&A this year. These investments are intended to strengthen our competitive position and support sustained growth over time.

Finally, demand strengthened significantly as the quarter progressed. To support that growth and ensure excellent customer service, we increased production levels throughout the quarter. That created some short-term manufacturing inefficiencies, but utilization improved steadily and production performance returned to expected levels by the end of June.

Taken together, we are very encouraged by these dynamics and what they tell us about our business. Stronger demand, continued gains in key growth categories and disciplined investment in our strategic priorities reinforce our confidence in both our near-term outlook and our long-term growth potential.

Overall, we are pleased with our first half performance and increasingly confident in the opportunities ahead. Our strong results, improving demand trends and progress against our strategic priorities reinforce our belief that we are well positioned to achieve our long-term objective of $2 billion in annual sales by 2030.

One of the priorities is to optimize our channels for growth. As we recently announced, we have taken decisive steps to further strengthen what we believe is the industry's leading distribution network in North America, ensuring that our products remain readily available to both pro contractors and homeowners.

While we discussed these changes during our July call, I want to spend a few minutes reiterating some key points. This is not simply a response to tremendous changes in the broader building products industry. It was a proactive decision designed to position Trex where the industry and the market are headed and to support our long-term growth objectives. I have full confidence in our distribution network we have assembled, built on relationships with companies that share our commitment to growth, innovation and customer service. Importantly, these actions create a meaningful incremental growth opportunity.

Across our distribution network, we estimate there is more than $100 million of decking and railing currently represented by small tertiary brands, representing a substantial conversion opportunity as we continue to win share and transition customers to our brand. While this opportunity will take time to develop, we believe the strength of the Trex brand, our product portfolio and our channel partnerships position us well to capture a meaningful share of that business over time.

Ultimately, these actions are about building a distribution network that is simpler, faster and more effective, enabling us to execute our strategy and achieve our long-term financial goals. Another decisive step we are taking, which I'm pleased to announce, is the acceleration of the decking production at our Little Rock manufacturing facility.

Little Rock is strategically located near key raw material sources, large residential markets like Texas, a strong pool of skilled labor and a major transportation hub, which will help optimize freight costs for the customers in the Central U.S. who are currently being serviced by our existing facilities in Virginia and Nevada.

Equally important, this location positions us closer to several key growth markets for wood conversion, particularly in the Southern Sunbelt. The Sunbelt region remains heavily weighted towards wood decking, specifically pressure-treated Southern Yellow Pine, representing a significant conversion opportunity for Trex. Given these factors, Little Rock is poised to become our wood conversion growth engine. Together with this decking capacity expansion, we have been actively investing in our wood conversion strategy through refreshed branding and marketing initiatives.

These efforts are already gaining traction with our Trex Enhance® Basic decking products - our primary driver towards wood conversion - also delivering strong sales during the quarter. The opportunity remains substantial. Wood continues to represent almost 75% of the decking category with Southern Yellow Pine accounting for the majority of the wood decking sales. As a reminder, every 1% share we take from wood represents about $80 million of incremental sales opportunity for Trex.

With the performance attributes of Trex Enhance® product line, we believe that we have one of the best solutions in the market to accelerate this conversion opportunity, and we will not stop there. We will continue leveraging our world-class materials science capabilities to develop innovative, high-performing and more cost-effective products that further expand the opportunity ahead.

I'll now turn it over to Prith, who will provide you more detail on the quarter and our outlook. Prith?

Prithvi Gandhi

Thank you, Adam, and good morning, everyone. Unless otherwise noted, all comparisons are on a year-over-year basis.

Second quarter net sales of $418 million came in well above our expectations, growing 8%. Importantly, Q2 sell-out was slightly ahead of sell-in, reflecting strong underlying demand and healthy consumer engagement across our channels. On a rolling 12-month basis, sell-in and sell-out grew 9% and 7%, respectively, compared with 7% and 6% in the first quarter.

The difference primarily reflects timing effects within the trailing 12-month period rather than any meaningful divergence in underlying demand trends. As Adam mentioned, our sales growth this quarter was broad-based as we experienced strength across product lines, distributors and price points. Railing sales returned to double-digit growth, while we also saw a nice increase in Trex Enhance® Basic sales, the first meaningful sales increase we've seen at this price point in a few years. As Adam mentioned, the Basics product line is our primary vehicle for wood conversion.

Our growth was also largely driven by volume with minimal impact from pricing actions. Importantly, the increase in sales was supported by underlying end market demand with strong sell-through across the portfolio. As I will discuss in more detail, we also saw a meaningful acceleration in demand in the latter part of the quarter, a trend that has continued into the current period. This momentum, combined with our strong execution, gave us the confidence to recently raise our 2026 guidance.

Gross profit was $158 million, with gross margin of 37.9%, down from the levels seen in the first quarter and prior year. As expected, gross margin was impacted by product mix and incremental depreciation associated with our Little Rock facility. Gross margin was also affected by short-term manufacturing inefficiencies as we responded to strengthening demand during the quarter.

As demand accelerated through May and June, we increased production levels to support customer needs and maintain channel inventories at appropriate levels. The pace of that ramp resulted in higher overtime costs, additional line changeovers and other temporary operating inefficiencies, which we estimate reduced gross margin by more than 100 basis points during the quarter. Importantly, these impacts moderated as utilization improved.

We exited June operating at significantly higher efficiency levels and with gross margins well above the overall second quarter average. We expect those improvements to continue as we move through the remainder of the year. GAAP SG&A expenses were $67 million, representing 16.1% of net sales, in line with our expectations and tracking to our annual target of 18% of sales. Excluding the impact of digital transformation and Little Rock start-up costs, SG&A was $66 million.

We continue to invest in capabilities and marketing programs to accelerate consumer demand and drive long-term growth, and we believe we are already seeing the benefits through higher sales. I also want to call out that the company took a $5 million noncash write-down for obsolete equipment during the quarter that you will see on the P&L.

We removed this expense from our adjusted EBITDA, which was $112 million, but did not remove it from our adjusted diluted EPS of $0.62, which had a negative impact of $0.03. We had a very strong quarter of free cash flow, reflecting the seasonal benefit of working capital and lower capital expenditures as the construction of the Little Rock facility approaches completion.

We used the $182 million generated to repurchase approximately $51 million of shares and repaid $130 million outstanding under our revolving credit facility. And we will continue to generate significant free cash flow with the completion of our multi-year capital expansion program, including the Little Rock facility.

This will give us the flexibility to pursue capital allocation priorities, including additional share repurchases and selective M&A opportunities. As part of this strategy, we plan to repurchase up to an additional $150 million of shares during the remainder of 2026, underscoring the company's confidence in its outlook and commitment to creating long-term shareholder value.

Turning to our outlook. We recently increased our full year 2026 net sales and adjusted EBITDA guidance given our strong year-to-date performance and confidence in our disciplined execution and strengthening consumer demand. We now expect full year adjusted gross margin to come in at approximately 38%, up from the 37.5% we previously expected, primarily driven by higher capacity utilization with Little Rock starting production in Q3.

We are also providing third quarter net sales guidance of $305 million to $320 million, as shown in the press release. Before turning the call back to Adam, I want to discuss our decision to accelerate the ramp-up of the Little Rock facility by over six months. This decision is backed by the increased demand that we are seeing because of the successful execution of our strategic plan.

As we have discussed in the past, Little Rock will be our most efficient and lowest production cost plant. Once these lines are fully ramped and operating at higher utilization levels, we expect them to become accretive to margins. We anticipate bringing half of the Little Rock lines into production by the end of the year.

Because we are bringing on individual lines in a phased manner, most of the margin benefit will be realized in 2027 and beyond as we continue to scale capacity to support demand and our long-term goal of achieving $2 billion in annual sales by 2030. This accelerated rollout is not expected to have a material impact on our expected depreciation as we already began depreciating our lines when we made them production ready. We will provide additional details on the financial impact of Little Rock as we progress through the ramp-up period.

I will now turn the call back to Adam for his closing remarks. Adam?

Adam Zambanini

Thank you, Prith. We believe we are already seeing the early benefits of the decisive strategic actions we have begun to take, and we expect this momentum to continue building as we execute on our upgraded distribution program, ramp-up of our best-in-class Little Rock manufacturing facility and accelerate new product introductions by leveraging our industry-leading materials science capabilities. The Trex organization is energized, aligned and focused on achieving our long-term goal of $2 billion in annual sales by 2030.

Before we close, I want to take a moment to recognize our people. Their commitment, discipline and relentless focus on our customers remain the foundation of our success. The progress we discussed today is a direct result of their efforts, and they remain committed to executing our strategy and delivering long-term value. We believe when our people succeed, our shareholders succeed.

Operator, we would like to open the call for questions.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. [Operator Instructions] The first question today comes from John Lovallo with UBS. Please go ahead.

John Lovallo

Good morning, guys. Thanks for taking my questions. The first one is, what do you attribute the pickup in demand to throughout the quarter, particularly at the lower price points, given ongoing geopolitical uncertainty and challenged consumer confidence?

Adam Zambanini

Yeah, good morning, John. When we laid out with this new management team, what we were going to do, it was going to be no excuses. So we weren't going to look back and worry about where the Repair and Remodeling market was at. So when we laid out our strategic plan, we've heavily invested back again in marketing, targeting all segments. I don't think Trex is any longer participating in a K-shaped economy.

We actually did see that entry-level consumer come back to Trex because now we are focused on the wood conversion, which we haven't focused on since prior to the COVID. We've also beefened up and strengthened up our sales programming over time, and that has also won us some share back. So the great thing - what I'm seeing at Trex right now is every level consumer good, better, best is participating in all categories.

And Trex hasn't seen that in almost four years where we've been kind of missing that entry level. And the number one opportunity for Trex is that conversion from what as we've said, that 1% share away from what is $80 million of revenue for us. So we're pretty laser-focused on that right now.

John Lovallo

Okay. That's encouraging. And then the 2030 revenue target of $2 billion implies about an 11% CAGR. Can you just help us with the building blocks of this target and what your level of confidence in achieving it is?

Adam Zambanini

Yes. So there's still a high level of organic growth there. What I've been telling people is as you're looking at about at least at a minimum two-thirds organic growth and then about a third M&A as we look out on that longer term. Now that we've got the wood market share in terms of that's moving in the right direction, I feel very comfortable with where we're at there because it's not just bringing that entry-level consumer in, but it's also getting them to trade up into the other categories. And I think it has a halo effect, not just on decking, but on railing, on fasteners and a multitude of categories that Trex sells.

John Lovallo

Great. Thanks a lot, Adam. Appreciate it.

Adam Zambanini

Thank you.

Operator

The next question comes from Susan Maklari with Goldman Sachs. Please go ahead.

Susan Maklari

Thank you. Good morning, everyone.

Adam Zambanini

Good morning.

Susan Maklari

Good morning. My first question is on balancing between the sales growth relative to the profitability of the business. As you target that $2 billion of sales, but you think about some of the benefits that you've talked about in terms of the margins as Little Rock ramps and utilization rates come up, how should we think about the puts and takes between those two? And what it will mean for the path for margins?

Prithvi Gandhi

Yes. So, as we've said in the past, for like every $100 million of revenue roughly generates about an additional 100 basis points in gross margin. So like that's the way to think about it overall when you're looking kind of longer term like that.

Adam Zambanini

Yes. So I mean, when you look at, there's a pretty heavy investment. We're a capital-intensive business. We need to fill these assets, fill the plants, and that's been my number one goal from day one. And then as we start to think about M&A longer term, we're focused on EBITDA dollars and return on invested capital. So I think there has been a little bit of a strategic shift from where Trex is headed in terms of how we're going to grow and how we're going to expand.

Susan Maklari

Okay. All right. That's helpful. And then you called out the investments that you're making in branding and talent there. I guess as you think about the marketing initiatives that you implemented in the first half of this year, how did you think that compared to your expectations? Are there tweaks that we should expect going forward? And can you talk about how that all comes in with the digital initiatives that you're also focused on?

Adam Zambanini

Yes. So this is really the second year into us making a heavier investment in marketing. But when it comes to our campaign “Performance-Engineered for Your Life Outdoors,” I think it's definitely exceeded our expectations in terms of where we were heading and what we are doing. We've seen Trex now has a stake when it comes to fire applications, when it comes to marine applications, when it comes to SunComfortable™ heat mitigation technology. We're pretty much one of the leading brands there.

So when I look at what's happening at all different tiers in all segments, we're winning that consumer over. But not just the consumer, there's also been a heavier investment at Trex on the contractor piece. And I think we've needed to strengthen that over the last several years, and we're seeing a bunch of contractors move towards Trex as well. So I feel really good about the campaign, and we're only in year number two. Generally, when you start to look at marketing and marketing spend, that builds over time. And so we haven't even got to the point where I think we're at the optimal levels of where marketing can go. And I think that would be in year three, which is next year.

Susan Maklari

Okay. All right. That's very encouraging. Thank you. Good luck with the quarter.

Adam Zambanini

Thank you.

Operator

The next question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hey, everyone. Thanks for the question. First topic is cadence. And it looks like 3Q, the revenue growth year-over-year is pretty strong and then it decelerates a bit year-over-year in 4Q. Just talk about what some of the drivers are? And are there any stocking and fill-in benefits in 3Q?

Prithvi Gandhi

Yes. Ryan, it's Prith. Thanks for the question. So look, as I mentioned in my prepared remarks, we had really solid growth in Q2, and that's largely driven by improving end market demand, some new retail store placements and then sell-through from distribution that was a bit ahead of our sell-in. Those trends continued into July. So on the distribution upgrades that you asked about load-ins and all that, yes, there is some initial new ordering from some of the new partners like Coastal, BlueLinx, etcetera.

But I'd frame that as a modest tailwind, not the primary driver. The bigger picture is that demand is still being supported by underlying consumption. And many of those orders that are coming from the new distributors are just replacing what Boise would have carried. So overall, I expect a small benefit in Q3 from the transition, but not something that fully explains the year-over-year growth.

Ryan Merkel

Got it. All right. That's helpful. And then just back to the Enhance®, it's great to see the entry level is doing better. What exactly is working in the marketing spend there? And I assume you expect that will continue in the next couple of quarters?

Adam Zambanini

Ryan, I'm not going to give you everything. Our competition is listening in on this call. But what I will tell you is that on the marketing side, we've done some really neat things in terms of advertising for the conversion from wood, and we've been testing different variables as well in that product portfolio. So I think it's very encouraging. We're in the infancy stage of where we can be and how we can grow from the wood conversion perspective, and it makes me feel really comfortable and confident as we move forward with our strategy.

Ryan Merkel

All right. Appreciate it. I’ll pass it on.

Operator

The next question comes from Trevor Allinson with Wolfe Research. Please go ahead.

Trevor Allinson

Hi. Good morning. Thank you for taking my questions. You guys mentioned when you announced the distribution changes that you now have a pricing group setting when it makes sense to take price and a lot of value-added more consolidated industries tend to take annual price increases. Is that something that's contemplated in your 2030 $2 billion revenue guidance, some annual price increases to go along with some of the market growth?

Adam Zambanini

I think there will be some pricing along the way. We don't look at it like siding and trim companies do, which is annual price increases. We look at it from a consumer demand perspective and where we can take targeted price increases along the way.

Trex has a lot of operating leverage. The more we fill those plants, the more absorption we get, the lower our cost of goods get, the more we expand margin over time. So from that perspective, there will be some mix of pricing through 2030, but we don't look at it as it has to absolutely be an annual price increase every single year up to that.

Prithvi Gandhi

Yes. Trevor, this is like from a long-term planning perspective, yes, we expect a little bit of benefit from pricing, but largely pricing is to offset inflation. So that's kind of how we look at it long term.

Trevor Allinson

Okay. Makes sense. Thanks for all that. And then second question is just a follow-up on the full year revenue guide, specifically the implied 4Q revenue guide. It seems like if I'm doing the math correctly, the midpoint would imply flat-to-down revenue year-over-year in 4Q, but you talked pretty clearly here about demand accelerating. You're bringing Arkansas on, which would suggest that you expect demand to continue to be strong. Can you square what seems to be implied in that 4Q number versus what you're actually seeing in the market? Is that just conservatism or what's driving that?

Prithvi Gandhi

Yes. Look, I'd say there is conservatism. We still have the geopolitical uncertainties out there. And so we do want to take that into account. Things can change on a dime as we see every day in the headlines. So certainly, that is part of our thinking. But yes, overall, if the demand trends continue, it's possible that we have some upside.

Trevor Allinson

Thank you for all the color and good luck moving forward.

Adam Zambanini

Thank you.

Operator

The next question comes from Trey Grooms with Stephens. Please go ahead.

Trey Grooms

Hey, good morning, everybody. Thanks for taking my question. I guess the first thing is if you're looking at the -- in the slide deck, and I think you've talked about some of this before, you've talked about or you kind of highlight $100 million in revenue that we talked about earlier that there's going to be some margin expansion associated with that and some leverage on SG&A.

Can you talk about how you see kind of SG&A trending over as you're looking at that path to 2030? I know we're running at that 18% kind of range, but any way to think about leverage there as we look over the next few years?

Prithvi Gandhi

Yes, Trey, thanks for the question. So I think we've said this before, yes, this year, we're targeting about 18% SG&A on a GAAP basis and 17.5% adjusted. But over time, we do -- we will continue to invest in marketing, sales and innovation in line with the top line growth. But we do expect the other parts of SG&A to leverage. And so we'd say over time, anywhere from 10 to 50 basis points is sort of the leverage you would expect from SG&A.

Trey Grooms

Got it. Okay. Perfect. And then kind of sticking with margins, railing, you've targeted 500 basis points of gross margin improvement there over the next three years or so. Can you talk about how that -- what that -- is that pretty linear? Is there step functions there? Or just any way for us to kind of think about how that railing margin improvement kind of rolls through over the next few years?

Adam Zambanini

Yes. It would be nice if it was linear, but I do think there are step functions on some of the things that we want to do from a vertical integration perspective. And so there are some things that we have on track right now today, but those will hit over the next two or three years over time, and then you'll start to see some step function changes as those are executed over time. So we do have that over the five years and what those changes look like internal to Trex, but we've not provided those.

Trey Grooms

Okay, that sounds great. Well, thanks for the color, Adam, Prith. We'll pass it on. Thank you.

Adam Zambanini

Thank you.

Operator

Next question comes from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hi, guys, nice job. Maybe just thinking about bringing on the Little Rock lines. It sounds like -- I mean, obviously, the D&A is already in the margin numbers. Are there any other kind of costs that are coming through the P&L? Or as you start running revenue over that line - over those lines, would you expect those to become pretty profitable pretty quickly?

Prithvi Gandhi

Yes, it's more of the latter. Look, we are going to have some start-up costs and so forth that we will adjust out. We adjusted a little bit out here in Q2 as well. But yes, once we start producing and kind of delivering revenue from the plant, yes, it will start to offset both the depreciation and non-cash costs, but also the ongoing operating costs in the plant.

Tim Wojs

Okay. And then is there any way, Prith, you could put a finer point on kind of the gross margin expectations for the third quarter, just given some of the higher costs in Q2 and the exit rate you talked about?

Prithvi Gandhi

Yes. So maybe if we kind of look at -- let's look at gross margin sequentially from Q2 to Q3, okay? And so, if you go back to 2025, we saw like our gross margin declined about 30 basis points from Q2 to Q3 and 2025 on sales that declined about $103 million quarter-to-quarter. If we look at this year, what we're seeing is that at the midpoint of our guidance, revenue will be down about $105 million Q2 to Q3. And so, we would expect gross margins to decline similar about 30 to 40 basis points Q2 to Q3.

Tim Wojs

Sequentially?

Prithvi Gandhi

Yes, sequentially.

Tim Wojs

So, kind of mid -- kind of 37% is what you would think about for the third quarter?

Prithvi Gandhi

Yes.

Adam Zambanini

Yes.

Tim Wojs

Okay. Sounds good. Thank you.

Operator

The next question comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Good morning. Thank you for taking the questions. I think you said at the top that there was a $100 million opportunity with some of these tertiary players in decking and railing. So question is, if you sort of look back kind of where would that number have been, let's say, a year or two ago? Kind of how much of the top line growth this year, would you say is due to that kind of gain from tertiary players and these retail placements and so forth? Obviously, with the question being kind of what's sort of the further runway to really getting after that number going forward? Thank you.

Adam Zambanini

Yes. A very small amount has come away from tertiary players to date, but that will have a decent amount of magnitude over the next two years. So when we look at the distribution changes and those distributors and who they've moved away from, in many cases, those are tertiary brands on decking and railing. And I can tell you, within three weeks, just one distributor without even having the inventory on the ground converted six dealers immediately over from a tertiary brand over to Trex.

So when we think about the opportunity, we think it's -- there's a lot of upside there over the next two years in the $100 million that's out there in the tertiary brands. So that's something that's going to definitely help fuel the growth.

Matthew Bouley

Okay. Got it. Thank you for that. And then on the new capacity, I think you had mentioned a couple of quarters ago, maybe around sort of the size of the market opportunity, a little bit different than what you thought it was when you initially invested in it. So, the question is, is sort of where is your overall capacity utilization today? And would it be making sense to be rationalizing other capacity across the network if you are going to be shifting capacity towards Arkansas or not? And so just how does that kind of overall utilization then play out into how you think about the gross margins going forward?

Prithvi Gandhi

Yes. It's Prith. So, listen, in terms of turning on the lines in Little Rock this year, it's all incremental. It's based on the outlook that we're seeing and the end market demand that we're seeing. And it's -- so that's sort of how we think about it for the balance of this year. Now going forward, look, we always look at what we think the macro and demand outlook is for the year. And certainly, these will be our best cost lines. And so yes, we'll absolutely always look at do we need to optimize capacity in the lines in Winchester or Nevada. So that's something that we always look at on an ongoing basis.

Matthew Bouley

Okay. Thanks, guys.

Adam Zambanini

Remember, when it comes to Little Rock, we also have the infrastructure already built in the building. So, when we want to expand over time, we just have to drop the lines in there. So expansion is much easier moving forward over time in Little Rock.

Matthew Bouley

Got it, got it. Thanks again, guys.

Operator

The next question comes from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hi, guys. With Little Rock coming up, I mean, obviously puts you in a better spot from a cost standpoint. Adam, you highlighted filling that capacity, potentially taking some share from some of these tertiary brands. Like how should we think about that impact over time in terms of margins, right? Is there enough on the productivity side where your margins should continue to power higher?

I think Prith talked about $100 million translates to 100 basis points of gross margin. So I just want to kind of tease out as you kind of fill Little Rock and picking up some of these tertiary brand share gains, does that have any meaningful impact when we think about margins going forward?

Adam Zambanini

Yes. So margins over time will expand as we continue filling up those assets. So as we look at Little Rock and the depreciation there and what we're going to gain over time, converting wood, converting tertiary brands. And once again, operating leverage at Trex gets, this is what we had to get back to, right, filling these plants. And so you will see leverage over time on SG&A, and you will see leverage over time in gross margin. Now it's not going to be to the point of every single year, you're going to see hundreds of basis points expansion over time. You're going to see modest growth in margins and modest decreases in SG&A over time.

Prithvi Gandhi

Yes. And then you -- Phil, listen, the manufacturing team and our engineering team is always working on productivity, and that's really to offset things like raw material inflation and so forth. So that's sort of work that always occurs and will continue going forward.

Adam Zambanini

Yes. And my focus this year and year one of my administration Phil, just to build a very solid foundation for Trex moving forward that we can grow off of and allow us to go into some of these other areas for growth.

Phil Ng

Super. Could we see leverage, operating leverage, whether it's EBITDA margin, gross margins as soon as '27 or it's going to take a little more time?

Prithvi Gandhi

It should start beginning. You'll start to see it in '27 and then, yes, it gets better over time. Remember, as Adam just talked about the railing initiatives, that's two to three years out to get the full 500 basis points. So those things will start to build up in the, let's say, '28 and beyond time frame.

Adam Zambanini

Remember, moving up Little Rock six months really does have a nice effect on 2027 versus where our target was through 2027. You wouldn't have got as much leverage in '27. So now that we're starting up earlier, you will see some of those benefits in '27.

Phil Ng

Okay. Super. And then your 2030 target, Adam, you kind of talked about perhaps 1/3 of that is M&A. And then under your watch, the pivot perhaps is more EBITDA growth, ROIC. Can you talk about some of the areas where you're excited about in terms of M&A? Certainly, in terms of product voids, at least on the decking side, you kind of alluded to fire resistance, submersible water products. Are there any assets out there that could fill that void potentially sooner? And what are areas that you find attractive, I guess, that might be adjacent to what you do currently?

Adam Zambanini

Sure. So, on M&A, I've been very consistent on this. First area of growth is anything we can do on vertical integration on decking and railing that would expand margins over time. That's number one. Number two is immediately going to the backyard. So, I think anywhere from the threshold of the door to the fence, there's a lot of opportunities in terms of smaller companies that would add value with the Trex brand name, and we could help them in terms of the operations of those facilities. So that's kind of the second area. And then the third area, which would be longer term would be the envelope of the house.

Phil Ng

Great color. Thank you so much.

Adam Zambanini

Thank you.

Operator

The next question comes from Ketan Mamtora with BMO Capital. Please go ahead.

Ketan Mamtora

Thank you and good morning. Maybe to start with, just curious, what are you embedding in your guidance for inflation, either on the freight side or on the resin side?

Prithvi Gandhi

So Ketan, I mean, in general, productivity and price for us offsets inflation that we see from raw materials or freight, etcetera. So that's how I would think about it, and it's all embedded in the guidance.

Ketan Mamtora

And have you seen any sort of pickup here in inflation from a raw material standpoint?

Prithvi Gandhi

Not -- again, remember, 95% of our raw material is waste plastics and so forth, which are in abundant supply. And in fact, we've been able to push back and get some productivity from that group. On the virgin resin, we don't use that much. And yes, there has been some effect, but it's not -- again, it's embedded in the guidance. And similar with diesel, yes, on our inbound freight and so forth, we've seen some increases there. But again, we're able to offset that through productivity and other things that we work on.

Ketan Mamtora

Got you. Okay. And then as you look to your full year EBITDA guidance of $335 million to $350 million, I'm curious what is the biggest sort of swing factors as you guys look at it, which gets you either to the low end or to be the high end? Is it sort of how demand holds up? Is it sort of how the ramp-up at Little Rock goes? Can you just talk about sort of the biggest factors?

Prithvi Gandhi

Yes. At a high level, Ketan, it's really about the end market demand and mix, right? So both those things can affect overall both the level of top line, but then also what ends up happening in margin. So those are the main drivers on the low end, yes, we sort of have -- go back a little bit relative to the guidance we just gave because, again, it's probably going to be driven by geopolitical uncertainty if that were to happen, something happens in the war. And so that's kind of what we're taking into account when we look at the kind of the low end of the range. And the high end is, look, if things continue as we're seeing in July and continue to strengthen from there, certainly, we would hit the high end of the guidance.

Ketan Mamtora

Got it. That's very helpful. I'll jump back in the queue. Good luck.

Operator

The next question comes from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Thank you. With the lines ramping up in Little Rock, what does that bring your total capacity to?

Prithvi Gandhi

Keith, what we've said in the past, like again, our competitors listen to these calls. So what we said in the past is with Little Rock fully up and running, we could service up to $1.8 billion to $2 billion in revenue. So that's kind of -- let's just leave it there.

Keith Hughes

Okay. And you're -- are you bringing up all the lines in Little Rock or just a portion of them in that six months?

Adam Zambanini

No. We have actually run through all the lines just to make sure that they're all capable. But no, we're -- as we've stated in our press release, we'll be about 50% capacity by the end of this year.

Keith Hughes

And final question, are those lines fungible between Transcend®, Enhance®, all the decking products?

Adam Zambanini

Yes. You can do any product line that we have in decking on all those lines.

Keith Hughes

Okay. Thank you.

Operator

The next question comes from Kurt Yinger with D.A. Davidson. Please go ahead.

Kurt Yinger

Great. Thanks, and good morning, everyone. Adam or Prith, can you guys just maybe provide an update on RefugeTM, kind of what you've seen in terms of sales progression and kind of market placement with that new product? And then maybe bigger picture, just talk about how much of a focus area the PVC decking market is at this stage?

Adam Zambanini

Yes. Thanks for the question. As I've told my team, whether it's decking or railing, we are going to compete in every single category. This is what we do. This is who we are. So when I look at Trex RefugeTM, that's our PVC product line, we've kind of stepped in with a couple of colors. I think what you'll see, by the way, it's pretty much in line with our expectations, but you're going to see us expand into the PVC arena over time.

Today, we have square profiles. In the future, you'll have square and groove profiles and really make an entire product line longer term out of the PVC. So when we look at that market share, we do see that people have been growing in that segment and Trex has not participated, and we must participate in that segment. So you'll see more from us longer term as we look at that PVC category.

Kurt Yinger

Okay. That's helpful. And then just given the distribution changes, I think that's a source of concern for some folks not only on the inventory side, but downstream, is there anything you're focused on during this transition period just to ensure that you're maintaining dealer relationships, maintaining shelf space, things like that, that's maybe unique given some of the changes that are going on?

Adam Zambanini

I think the thing to note is Trex kind of drove the bus on the market changes. So, we started this whole thing when you look at this back on July 13. So this has been in the planning stages for a while now. And so, we've pretty much aligned our distribution, what we need to do longer term, whether it's servicing the pro channel, servicing the home center arena. So, we feel pretty comfortable in terms of where we are with these changes and how we're going to grow moving forward.

Kurt Yinger

Okay. Appreciate the color. Thank you.

Operator

Next question comes from Collin Verron with Deutsche Bank. Please go ahead.

Collin Verron

Good morning. Thank you for taking my questions. I just want to follow up on the PVC side. I believe you're currently sourcing all your products there. Can you just talk about your appetite to get into manufacturing on the PVC side and maybe the timeline of that and how that might look? Is that going to be something organic that you can do maybe in the Little Rock facility? Or is it something that you would have to do M&A around?

Adam Zambanini

Yes. I won't get into like what the long-term future is today of that. I would just tell you that in our plans over time, we do expect to expand margins over time in the PVC arena as we look at our five-year strategic plan.

Collin Verron

Understood. Okay. And then the Board announced that additional $150 million share purchase. Can you just talk about cash flow generation in the back half of the year? How you think about the timing of those repurchases? And then maybe looking out to '27, sort of the priority of share repurchases in 2027 and beyond?

Prithvi Gandhi

Yes. So Collin, in terms of cash flow, as typical in prior years, most of the cash flow generation in the second half of the year comes through in Q3. And so again, we -- but we have ample capacity on the revolver as well. So from a -- how we buy back the stock, it's going to happen over the remaining months of the year, and we'll figure that out in terms of both cash availability as well as where the stock price is in terms of deciding where and how much to buy.

In terms of '27 and beyond, look, share buybacks will always be an important source of capital allocation for the company. And so we don't expect a big change in that going forward. But of course, valuation and those things also matter when we look at the overall sort of capital allocation between share buybacks, between M&A, between investing in the business, we always take into account, as Adam said, what's the ROIC of each option and what's -- share buybacks don't give you growth, right, which is something that the M&A and investing in the business does. So those are the trade-offs that we're always looking at when we look at capital allocation.

Collin Verron

Great. Thank you for all the color.

Operator

[Operator Instructions] The next question comes from Rafe Jadrosich with Bank of America. Please go ahead.

Rafe Jadrosich

Hi, good morning. Thanks for taking my question. Prith, can you just clarify the comments on the third quarter gross margin was around mid 37%. Is that adjusted or GAAP?

Prithvi Gandhi

Adjustments.

Rafe Jadrosich

Adjust. Okay. And then when we look at the -- you sort of called out some onetime headwinds for the second quarter gross margin and the exit rate has improved. And then you raised the gross margin outlook for the full year by 50 basis points, which with the third quarter coming in at 37.5%, it sort of implies a really significant year-over-year expansion in gross margin in the fourth quarter maybe better than normal seasonality. Can you talk about what the drivers are there versus what we would expect in normal seasonality? Is there something happening from a production standpoint?

Prithvi Gandhi

Yes, sure. Yes. Thanks, Rafe. So listen, so one thing I just want to remind everyone, in Q4 of 2025, we changed our warranty reserve calculation methodology, right? And that resulted in a onetime $6 million step-up in COGS in Q4 2025. So if you took that out of Q4 2025 and looked at what the gross margin would have been, it's going to be very comparable to what we're seeing for Q4.

And then in terms of operationally, right, the biggest driver here is being able to turn on Little Rock and have it running in the network. That increased overall capacity utilization allows us to cover the incremental year-over-year depreciation in COGS and all of those things. So that's really what's driving the gross margin change.

Rafe Jadrosich

Great. Thank you. And then just one more, just on the -- can you talk about the mix that you would expect from -- in the back half of the year compared to the first half, especially from railing?

Adam Zambanini

Especially, I'm sorry, from railing, did you say?

Rafe Jadrosich

Yes. I think railing was a headwind to gross margin in the first half of the year. What's the expectation on mix for the second half?

Adam Zambanini

Yes. The second half of the year, you'll start to see that start to ramp down and it kind of levels out. I don't think there's going to be significant changes in mix as we move into the back half of the year.

Prithvi Gandhi

Yes. So overall, Rafe, for the full year, as we said before, we expect double-digit growth in railing, and that's all embedded in this -- the guidance that we gave for a 38% gross margin for the full year.

Rafe Jadrosich

Great. Thank you.

Conclusion

Operator

This concludes our question-and-answer session. I would like to turn the conference back over for any closing remarks.

Adam Zambanini

Thank you, everyone. Prith and I look forward to speaking to you and seeing you at the upcoming conferences in the coming weeks.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.